Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the FBL Financial Group, Inc. 2006 Class A Common Stock Compensation Plan, of our reports dated February 3, 2006 with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc., FBL Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FBL Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Des Moines, Iowa
August 24, 2006

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